Exhibit 10.27

AMENDMENT NO. 1

TO

PLEDGE OF BOND AGREEMENT

This AMENDMENT NO. 1 to the PLEDGE OF BOND AGREEMENT (as defined below), dated as of November 1, 2007 (this “Amendment”), is entered into among HD SUPPLY CANADA INC., an Ontario amalgamated corporation (the “Canadian Borrower”) and MERRILL LYNCH CAPITAL CANADA INC., as Canadian Agent and mandatary (in such capacity, the “Canadian Agent”).

W I T N E S S E T H:

WHEREAS, the Pledge of Bond Agreement dated as of August 30, 2007 (as may be further amended, supplemented or otherwise modified from time to time, the “Pledge of Bond Agreement”) was entered into among the Canadian Borrower and the Canadian Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (as defined in the Pledge of Bond Agreement) or the Pledge of Bond Agreement, as applicable;

WHEREAS, the Canadian Borrower has requested that the Canadian Agent, on behalf of the Secured Parties, agree to amend certain provisions of the Pledge of Bond Agreement as described below in Section One;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION ONE            Amendments.

1.    Section 1.3 is hereby amended by inserting the following sub-section:

“1.3.8 “Specified Bank Products Agreements” any Bank Products Agreement with JPMorgan Chase Bank, N.A., SunTrust Banks, Inc., Wells Fargo & Company, Bank of America, N.A., Wachovia Bank, National Association, Scotiabank, The Toronto-Dominion Bank, Bank of Montreal or any of their respective affiliates, in effect on the Closing Date or entered into at any time thereafter (provided that, to the extent permitted by law, any Specified Bank Products Agreement amended after the date that is 60 days (or such longer period if agreed by the Administrative Agent) following the Closing Date and any Specified Bank Products Agreement entered into on or after the Closing Date shall not permit set off of any obligations owing to the applicable provider against cash balances under such Specified Bank Products Agreement, unless such provider is at the time of such amendment or agreement an Agent, Other Representative, Lender or affiliate of any of the foregoing.”

2.    The definition of “Secured Obligations” in section 1.3.6 of the Pledge Agreement is amended by replacing the last part of said definition, after the words “which may arise under, out of, or in connection with,” by the following:

“the Credit Agreement, the Canadian Facility Revolving Credit Loans, the Canadian Facility Letters of Credit, the other Loan Documents, any Interest Rate Agreement, Currency Agreement, Commodities Agreements or Bank Products Agreement entered into with any Person who was at the time of entry into such agreement a Lender or an affiliate of any Lender (but in the case of such Interest Rate Agreement,

Currency Agreement, Commodities Agreement or Bank Products Agreements, only to the extent comprising ABL Obligations (as defined in the Intercreditor Agreement)), any Specified Bank Products Agreement, any Guarantor Obligation of any Canadian Borrower or any of their Subsidiaries as to which any such Secured Party is a beneficiary, in each case whether on account of: (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Agent or any other Secured Party that are required to be paid by the Grantor pursuant to the terms of the Credit Agreement or any other Loan Document), (ii) amounts payable in connection with the provision of such services, or (iii) a termination of any transaction entered into pursuant to any such Interest Rate Agreement, Currency Agreement, Commodities Agreement or Bank Products Agreement; and”

3.    The definition of “Secured Parties” in section 1.3.7 of the Pledge Agreement is amended as follows: (i) by adding “Bank Product Agreement” after “Currency Agreement” in clause (iii) of the definition, (ii) by inserting the word “Specified” before the expression “Bank Product Agreements”; and (iii) by deleting after the expression “any counterparty thereto, the following words: “that, at the time such agreement or arrangement was entered into, was a lender or an Affiliate of any Lender”.

SECTION TWO            Conditions to Effectiveness. This Amendment shall become effective when the Canadian Agent shall have executed a counterpart of this Amendment and received counterparts of this Amendment executed by the Canadian Borrower.

SECTION THREE        Reference to and Effect on the Pledge of Bond Agreement. On and after giving effect to this Amendment, each reference in the Pledge of Bond Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Pledge of Bond Agreement. The Pledge of Bond Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, create any novation or operate as a waiver of any right, power or remedy of any Secured Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION FOUR            Costs and Expenses. The Canadian Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Canadian Agent incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsels to the Canadian Agent).

SECTION FIVE            Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION SIX  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein.

[Signature Pages Follow]

HD SUPPLY CANADA INC.

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

MERRILL LYNCH CAPITAL CANADA INC., as Canadian Agent and mandatary

By:	/s/ Jacquie Alexander
Name: Jacquie Alexander
Title: Authorized Signatory